SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

HERMAN MILLER, INC.
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee Paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
[     ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _________________________________________________________________
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NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

August 29, 2002

Dear Shareholder
        Herman Miller, Inc.'s fiscal year ended June 1, 2002. Enclosed you will find the 2002 Report to Shareholders and a proxy card to vote your shares. You may vote your shares by mail, the internet, or phone.
        Our annual Shareholders' Meeting is scheduled for September 30, 2002. This year's meeting is in Santa Monica, California, at Lowes Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California. I will convene the business meeting promptly at 1:00 p.m. (PST).
        During the business meeting we will elect three members to the Board of Directors, take action on two proposals, and transact any other business as may come before the meeting.

Sincerely,

Michael A. Volkema
Chairman, President, and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, OR YOU MAY VOTE YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS WITH YOUR PROXY CARD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The annual meeting of the shareholders of Herman Miller, Inc. (the company), will be held on September 30, 2002, at Lowes Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, at 1:00 p.m. (PST) for the following purposes:

1.	To elect three directors, each for a term of three years.
2.	To consider and vote upon a proposal to amend the company's Long-Term Incentive Plan.
3.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the company.
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        Shareholders of record at the close of business on August 2, 2002, will be entitled to vote at the meeting.
        Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope or submit your vote via telephone or internet. If you do attend the meeting and wish to vote in person, you may do so even though you have previously voted by proxy.

By order of the Board of Directors
Daniel C. Molhoek, Secretary of the Board August 29, 2002

TABLE OF CONTENTS
4	Solicitation of Proxies
5	Election of Directors
6	Proposed Amendment to the Company's 1994 Long-Term Incentive Plan
9	Ratification of Appointment of Independent Auditors
10	Voting Securities and Principal Shareholders
10	Director and Executive Officer Information
14	Report of the Audit Committee
15	Compensation of Board Members and Non-employee Officers
16	Executive Compensation Committee Report
21	Summary Compensation Table
23	Option Grants in Last Fiscal Year
24	Aggregated Stock Option Exercises in Fiscal 2002 and Year End Option Values
25	Equity Compensation Plan Information
25	Pension Plan
26	Other Arrangements
26	Shareholder Return Performance Graph
27	Section 16(a) Beneficial Ownership Reporting Compliance
27	Shareholder Proposals--2003 Annual Meeting
27	Miscellaneous

HERMAN MILLER, INC.
855 East Main Avenue
P.O. Box 302
Zeeland, Michigan 49464-0302

PROXY STATEMENT DATED AUGUST 29, 2002
This Proxy Statement is furnished to the shareholders of Herman Miller, Inc. (the company), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on Monday, September 30, 2002, at 1:00 p.m. (PST) at Lowes Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California.

SOLICITATION OF PROXIES
Each shareholder, as an owner of the company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder of the company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for that purpose. Also, you can vote by proxy through the use of telephone or the internet, as explained on the enclosed proxy card.
        If the proxy card is properly executed and returned to the company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the proxy and for the proposals described in this Proxy Statement.
        A proxy may be revoked prior to its exercise by (i) delivering a written notice of revocation to the Secretary of the company, (ii) executing a proxy at a later date, or (iii) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

ELECTION OF DIRECTORS
The Board of Directors has nominated Mary V. Andringa, J. Harold Chandler, and Brian Griffiths, Lord Griffiths of Fforestfach for election as directors, each to serve until the 2005 annual meeting. Each of the nominees previously has been elected as a director by the company’s shareholders.
        The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.
        A plurality of the votes cast at the meeting is required to elect the nominees as directors of the company. Accordingly, the three persons who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting.

The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

PROPOSED AMENDMENT TO THE COMPANY’S 1994 LONG-TERM INCENTIVE PLAN
In 1994, the Board of Directors adopted, and the shareholders approved, the Herman Miller, Inc. Long-Term Incentive Plan (the Plan). The Plan provides for the grant of a variety of equity-based awards, described in more detail below, such as stock options, including incentive stock options as defined in Section 422 of the Internal Revenue Code, as amended (the Code), reload options, stock appreciation rights, restricted stock, performance shares, and other stock based awards. As of August 2, 2002, there were 857,456 shares of common stock available for the grant of future awards under the Plan.
        The Plan is intended to promote the long-term success of the company for the benefit of its shareholders through stock-based compensation, by aligning the personal interests of the company's key employees with those of its shareholders. The Plan is designed to allow selected key employees of the company and certain of its subsidiaries to participate financially in the company's future, as well as to enable the company to attract, retain, and reward such employees.
        The Board of Directors has approved an amendment to the Plan, subject to shareholder approval, to make an additional two million shares available for issuance under the Plan. At the annual meeting, the company's shareholders are being requested to consider and approve this amendment. The following paragraphs summarize the material features of the Plan, as amended.

Description of the Plan
The Plan is administered by the Executive Compensation Committee of the Board (the committee), which is required to consist of not fewer than three non-employee directors, as defined in Rule 16b-3(b)(3) of the Securities Exchange Act of 1934. The committee determines the employees of the company and its subsidiaries who are to be granted awards, the types of awards (or combinations thereof) to be granted, the number of shares of common stock to be covered by each award, the terms and conditions of any award, such as conditions of forfeiture, transfer restrictions, and vesting requirements.
        The Plan provides that no more than 15 percent of the total shares subject to issuance may be awarded to any one employee. Moreover, in administering the Plan, the committee has limited the number of shares that may be issued other than as a result of the exercise of stock options to 12 percent of the Plan's shares. If the amendment is approved, the maximum number of shares that may be issued under the Plan would be increased by two million shares to twelve million shares. In addition, shares from the following sources are added to the Plan: (i) any shares subject to awards that have expired unexercised or that are forfeited, canceled, terminated, or settled in cash in lieu of common stock (provided that any shares subject to a forfeited or canceled award may not again be made subject to an award from a participant who received directly or indirectly any of the benefits of ownership of the securities underlying the award, excluding the right to vote such shares); (ii) any shares surrendered to the company in payment of the exercise price of options or tax withholding obligations; (iii) shares subject to options withheld to pay the exercise price or tax withholding obligations; and (iv) the number of shares repurchased by the company in the open market or otherwise having an aggregate purchase price no greater than the cash proceeds received by the company from the sale of shares under the Plan.

Types of Awards
The following types of awards may be granted under the Plan.
        An "Option" is a contractual right to purchase a number of shares at a price determined at the date the option is granted. The exercise price included in both incentive stock options and nonqualified stock options must equal at least 100 percent of the fair market value of the stock at the date of the grant. Awards of certain options also may include reload options. A reload option is an option to purchase shares equal to the number of shares of common stock delivered in payment of the exercise price (including, in the discretion of the committee, the number of shares tendered to the company to satisfy any withholding tax liability arising upon exercise), and is automatically granted upon delivery of the shares without further action by the committee. A reload option retains the same terms of the original option, including the exercise period; however, the exercise price of the reload option must equal the fair market value of the company's common stock on the date of grant of the reload option.
        A "Stock Appreciation Right" is an award of the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the stock appreciation right and the prevailing market price of the company's common stock at the time of exercise. Stock appreciation rights may be granted only in tandem with options.

        "Restricted Stock" is an award of common stock granted to an employee for no or nominal consideration. Title to the shares passes to the employee at the time of that grant; however, the ability to sell or otherwise dispose of the shares is subject to restrictions and conditions determined by the committee.
        "Performance Shares" are an award of the right to receive stock or cash of an equivalent value at the end of the specified performance period upon the attainment of specified performance goals.
        An "Other Stock-Based Award" is any other award that may be granted under the Plan that is valued in whole or in part by reference to or is payable in, or otherwise based, on common stock.
        The Board may at any time amend, discontinue, or terminate all or any part of the Plan. No amendment may be made without shareholder approval that would increase the aggregate number of shares of common stock that may be issued under the Plan, change the definition of employees eligible to receive awards under the Plan, extend the maximum option period under the Plan, decrease the option price of any option to less than 100 percent of the fair market value on the date of grant, or otherwise materially increase the benefits to participants in the Plan.

Federal Tax Consequences
The following summarizes the consequences of the grant and acquisition of awards under the Plan for federal income tax purposes, based on management’s understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality.

Options  Plan participants will not recognize taxable income at the time an option is granted under the Plan unless the option has a readily ascertainable market value at the time of grant. Management understands that options to be granted under the Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. For Nonqualified Stock Options, the difference between the fair market value of the shares at the time an option is exercised and the option price generally will be treated as ordinary income to the optionee, in which case the company will be entitled to a deduction equal to the amount of the optionee’s ordinary income.
        With respect to incentive stock options, participants will not realize income for federal income tax purposes as a result of the exercise of such options. In addition, if the shares are acquired as a result of the exercise of an incentive stock option is disposed of more than two years after the date the option is granted and more than one year after the date the option was exercised, the entire gain, if any, realized upon disposition of such shares will be treated as capital gain for federal income tax purposes. Under these circumstances, no deduction will be allowable to the company in connection with either the grant or exercise of an incentive stock option. Exceptions to the general rules apply in the case of a "disqualifying disposition."
        If a participant disposes of shares of common stock acquired pursuant to the exercise of an incentive stock option before the expiration of one year after the date of exercise or two years after the date of grant, the sale of such stock will be treated as a "disqualifying disposition." As a result, such a participant would recognize ordinary income and the company would be entitled to a deduction in the year in which such disposition occurred. The amount of the deduction and the ordinary income recognized upon a disqualifying disposition would generally be equal to the lesser of: (i) the sale price of the shares sold minus the option price; or (ii) the fair market value of the shares at the time of exercise minus the option price. If the disposition is to a related party (such as a spouse, brother, sister, lineal descendant, or certain trusts for business entities in which the seller holds a direct or indirect interest), the ordinary income recognized generally is equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized upon disposition, in excess of the ordinary income, will be taxable as capital gain. In addition, the exercise of incentive stock options may result in an alternative minimum tax liability.

Reload Stock Options Participants will recognize no income on the grant of any reload option. On exercise of a reload option, the tax consequences to the participant and the company are the same as that for a nonqualified stock option.

Stock Appreciation Rights  Upon the grant of a stock appreciation right, the participant will realize no taxable income, and the company will receive no deduction. A participant will realize income at the time of exercise if the award becomes vested and is no longer subject to forfeiture and the participant is entitled to receive the value of the award. The company will receive a deduction of an equal amount in the same year the participant recognized income.

Restricted Stock  Recipients of shares of restricted stock that are not “transferable” and are subject to “substantial risk of forfeiture” at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions or sale of the shares, unless the recipient files a specific election under the Code to be taxed at the time of grant. The recipient’s income and the company’s deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price.

Performance Shares  Participants are not taxed upon the grant of performance shares. Upon receipt of the underlying shares or cash, a participant will be taxed at ordinary income tax rates (subject to withholding) on the amount of cash received and/or the current fair market value of stock received, and the company will be entitled to a corresponding deduction. The participant’s basis in any Performance shares received will be equal to the amount of ordinary income on which he or she was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.

Required Vote for Approval
The affirmative vote of a majority of the company’s outstanding common stock represented and voted at the annual meeting, by person or by proxy, is required to approve the adoption of the amendment to the Plan. While broker non-votes will not be treated as votes cast on the approval of this Amendment, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of the adoption of the amendment to the Plan.

The Board of Directors recommends a vote FOR the approval of the proposed Amendment.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Board of Directors has appointed Ernst & Young LLP (Ernst & Young) as independent auditors for the company for the fiscal year ending May 31, 2003. Representatives of Ernst & Young will be present at the annual meeting of shareholders and available to respond to appropriate questions. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.
        Although the submission of this matter for approval by shareholders is not legally required, the Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of the shareholders. If the shareholders do not approve the selection of Ernst & Young, the selection of such firm as independent auditors for the company will be reconsidered by the Board of Directors.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the company's independent auditors.

Effective May 6, 2002, the Board of Directors elected to dismiss Arthur Andersen LLP (Arthur Andersen) as the company’s independent auditors and engage the services of Ernst & Young as the company’s new independent auditors for the year ended June 1, 2002.
        Arthur Andersen's reports on the company's consolidated financial statements for the fiscal years ended June 2, 2001, and June 3, 2000, did not contain an adverse opinion or disclaimer of opinion, nor were those reports qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended June 2, 2001 and June 3, 2000, and through the date of its dismissal (the Relevant Period), there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement(s) in connection with its repots on the company's consolidated financial statements for those years. Furthermore, there were no reportable events as described in Item 304(a)(1) of the Securities and Exchange Commission's Regulation S-K during the Relevant Period.
        During the Relevant Period, neither the company nor anyone acting on its behalf consulted with Ernst & Young regarding (i) the application of accounting principles to a specified transaction, completed or proposed, for the type of audit opinion that might be rendered on the company's consolidated financial statements; or (ii) any matters or reportable events as described in Item 304(a)(2) of the above-referenced rules.
        The following table sets forth the aggregate fees billed to the company for the year ended June 1, 2002, by the company's principal accounting firm, Ernst & Young.

Audit Fees                                                             $246,000
Financial Information Systems Design and Implementation Fees      $           0
All Other Fees                                                        $  29,000  (1,2)
                                                                       $275,000

_________________________________
(1)        Includes fees for tax consulting and statutory audits.
(2)        The Audit Committee has considered whether the provision of services described above under “all other fees” was compatible with maintaining the independence of Ernst & Young.

        Prior to the engagement of Ernst & Young to audit the company's financial statements, the company paid Arthur Andersen, the company's previous independent accountants, an aggregate of $162,000 for audit and quarterly review services rendered for the year ended June 1, 2002.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
On August 2, 2002, the company had 76,117,122 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 2, 2002, the record date fixed by the Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by the company’s transfer agent. As of August 2, 2002, no person was known by management to be the beneficial owner of more than five percent of the company’s common stock, except as follows.

 Name and Address of Beneficial           Amount and Nature of           Percent of Class
 Owner                                    Beneficial Ownership
 -------------------------------------------------------------------------------------------------------
 Ariel Capital Management, Inc.           11,236,367(1)                  14.8
 200 East Randolph Dr., Ste. 2900
 Chicago, Illinois  60601
 -------------------------------------------------------------------------------------------------------
 Private Capital Management               4,941,006(2)                   6.5
 3003 Tamiami Trail North
 Naples, Florida  34103
 -------------------------------------------------------------------------------------------------------

(1)        This information is derived from notification received by the company from the beneficial owner, including notice that it has sole voting power as to 9,414,520 shares and sole dispositive power as to 11,236,367 shares.
(2)        This information is derived from notification received by the company from the beneficial owner, including notice that it has shared voting power as to 4,941,006 shares and shared dispositive power as to 4,941,006 shares.

DIRECTOR AND EXECUTIVE OFFICER INFORMATION
Security Ownership of Management  The following table shows, as of August 2, 2002, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

 Named Executive                                          Amount and Nature        Percent of Class(4)
                                                          of Beneficial
                                                          Ownership(1)
 -------------------------------------------------------------------------------------------------------
 Michael A. Volkema                                            1,089,333                   1.40
 Brian C. Walker                                                 349,535                    .45
 Elizabeth A. Nickels                                             78,858                    .10
 Gary W. VanSpronsen                                             178,908(2)                 .23
 Gary S. Miller                                                  386,128                    .50
 All executive officers and directors
 as a group (19 persons)                                       3,139,304(3)                4.05
 -------------------------------------------------------------------------------------------------------

(1)        Includes the following number of shares with respect to which the Named Executives have the right to acquire beneficial ownership under stock options exercisable in 60 days: Mr. Volkema--376,366; Mr. Walker--179,117; Ms. Nickels--20,853; Mr. Van Spronsen--115,101; and Mr. Miller--266,336. Includes the following number of shares which are restricted and subject to certain conditions: Mr. Volkema--280,000; Mr. Walker--96,070; Ms. Nickels--45,284; Mr. Van Spronsen--40,932; and Mr. Miller--67,917.
(2)        Includes 17,524 shares owned by Mr. Van Spronsen’s spouse, as to which he disclaims beneficial ownership.
(3)        Included in this number are 1,478,057 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.
(4)        Calculated based on the number of shares outstanding plus the option shares referred to in notes (1) and (2) above.

The Board of Directors The information in the following table relating to each nominee’s and director’s age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of August 2, 2002, has been furnished to the company by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table.

 Name and Principal Occupation                           Age          Year First     Shares       Percent of
                                                                      Became a       Owned(1)     Class(2)
                                                                      Director
 ------------------------------------------------------------------------------------------------------------
 Nominees for Election as Directors for Terms to Expire in 2005
 ------------------------------------------------------------------------------------------------------------
 J. Harold Chandler                                      53           1995             33,607     .04%
 Since November 1999--
 Chairman, President and CEO,
 UnumProvident Corporation (Insurance company)
 July 1999 to November 1999--
 President and Chief Operating Officer, UnumProvident
 Corporation
 November 1993 to July 1999--
 Chairman, President, and Chief Executive Officer,
 Provident Companies, Inc.
 ------------------------------------------------------------------------------------------------------------
 Brian Griffiths, Lord Griffiths of Fforestfach          60           1991             61,646     .08%
 Since 1991--
 International Advisor, Goldman Sachs International
 Limited
 and House of Lords, United Kingdom
 (International investment banking firm)
 ------------------------------------------------------------------------------------------------------------
 Mary V. Andringa                                        52           1999             14,885     .02%
 Since 1989--
 President and Chief Operating Officer, Vermeer
 Manufacturing
 (Agricultural and industrial equipment
 manufacturer)
 ------------------------------------------------------------------------------------------------------------
 Directors Whose Terms Expire in 2003
 ------------------------------------------------------------------------------------------------------------
 Thomas C. Pratt                                         66           1999            109,071     .14%
 President and Chief Executive Officer Elect
 International Cooperating Ministries (Religious
 organization)
 July 1989 to February 2002--
 President and Chief Executive Officer, Prison
 Fellowship Ministries
 ------------------------------------------------------------------------------------------------------------
 Ruth Alkema Reister                                     66           1985             83,111(3)  .11%
 Private Investments and Civic and Charitable
 Activities
 ------------------------------------------------------------------------------------------------------------
 Michael A. Volkema                                      46           1995          1,089,333(4)  1.40%
 Since 2000--
 Chairman of the Board, Herman Miller, Inc.
 Since July 1995--
 Chief Executive Officer, Herman Miller, Inc.
 Since May 1995--
 President, Herman Miller, Inc.
 ------------------------------------------------------------------------------------------------------------
 Douglas D. French                                       48           2002                  0     0
 Since January 2000--
 President and Chief Executive Officer, Ascension Health
 (Health care system)
 1998 to 2001
 President and Chief Operating Officer, Ascension Health

 ------------------------------------------------------------------------------------------------------------
 Directors Whose Terms Expire in 2004
 ------------------------------------------------------------------------------------------------------------
 C. William Pollard                                     64            1985            130,045(5)  .17%
 Since April 2002--
 Chairman of Executive Committee, The ServiceMaster
 Company
 January 1994 to April 2002--
 Chairman of the Board, The ServiceMaster Company
 October 1999 to February 2001--
 Chief Executive Officer, The ServiceMaster Company
 (Management and consumer services for health care,
 industrial, and educational facilities)
 ------------------------------------------------------------------------------------------------------------
 Dorothy A. Terrell                                     57            1997             32,181     .04%
 Since February 1998--
 President, Platform Service Group, and
 Senior Vice President, Worldwide Sales,
 Natural MicroSystems Corporation
 (Telecommunications technology company)
 August 1991 to September 1997--
 President, Sun Express, Inc., Sun Micro System, Inc.
 ------------------------------------------------------------------------------------------------------------
 Dr. E. David Crockett                                  66            1982             80,922     .10%
 Since May 1991--
 General Partner, Aspen Ventures
 (High-technology venture-capital firm)
 ------------------------------------------------------------------------------------------------------------
 David O. Ulrich                                        48            2001             11,025     .01%
 Since 1982--
 Professor, University of Michigan Business School
 ------------------------------------------------------------------------------------------------------------

(1)        Shares shown for each director who is not an officer of the company include the following number of shares with respect to which the director has the right to acquire beneficial ownership under options exercisable within 60 days: 13,510 shares for Mr. Chandler; 36,000 shares for Mr. Griffiths; 10,950 shares for Ms. Andringa; 10,905 shares for Mr. Pratt; 29,049 shares for Ms. Reister; 376,366 shares for Mr. Volkema; 0 shares for Mr. French; 38,181 shares for Mr. Pollard; 27,110 shares for Ms. Terrell, 39,941 shares for Mr. Crockett, and 11,025 shares for Mr. Ulrich.
(2)        Percentages are calculated based upon shares outstanding plus shares which the director has the right to acquire under stock options exercisable within 60 days.
(3)        Includes 2,400 shares owned by Ms. Reister's husband. Ms. Reister disclaims beneficial ownership of these shares.
(4)        Includes 376,366 shares with respect to which Mr. Volkema has a right to acquire beneficial ownership under options exercisable within 60 days and 280,000 shares of restricted stock which are subject to forfeiture under certain conditions.
(5)        Includes 1,612 shares owned of record and beneficially by Mr. Pollard's wife. Mr. Pollard disclaims beneficial ownership of these shares. Additionally, 39,500 shares are owned by a family partnership.

        Mr. Chandler also is a director of UnumProvident Corporation and AmSouth Bancorporation. Brian Griffiths, Lord Griffiths of Fforestfach, also is a director of The ServiceMaster Company. Mr. Pollard also is a director of The ServiceMaster Company and UnumProvident Corporation. Ms. Terrell also is a director of General Mills, Inc. and Sears, Roebuck & Co. Mr. Crockett also is a director of SRA International, Inc.
        The Board of Directors held five meetings during the last fiscal year. All of the directors attended at least 75 percent of the aggregate number of meetings of the Board and the Board committees on which they served.

Executive Compensation Committee  The company has an Executive Compensation Committee comprised of J. Harold Chandler (chair), David O. Ulrich, and Mary V. Andringa. The Executive Compensation Committee recommends to the Board the annual executive incentive plan, the grant of employee stock options, and the annual remuneration of the company’s Chief Executive Officer, and acts as the administrative committee for the company’s employee stock option and long term incentive plans. The committee met six times during the last fiscal year.

Nominating Committee The company has a Nominating Committee comprised of C. William Pollard (chair), Dorothy A. Terrell, and Thomas C. Pratt. The Nominating Committee selects and presents to the Board candidates for election to fill vacancies on the Board. The committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing on or before the 60th day preceding the date of the annual meeting, including a description of the proposed nominee's qualifications, his or her consent to serve as a director, as well as other required data on the nominee and the shareholder submitting the proposal, and other relevant biographical data, to C. William Pollard, at Herman Miller, Inc., 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302. The committee met six times during the last fiscal year.

Executive Committee The company has an Executive Committee comprised of Michael A. Volkema (chair), Dr. E. David Crockett, C. William Pollard, and J. Harold Chandler. The Executive Committee acts from time to time on behalf of the Board in managing the business and affairs of the company (except as limited by law or the company's Bylaws) and is delegated certain assignments and functions by the Board of Directors. The committee met five times during the last fiscal year.

Finance Committee The company has a Finance Committee comprised of Dr. E. David Crockett, Thomas C. Pratt and Ruth A. Reister. The committee assists the Board regarding significant financial matters including but not limited to planning and forecasting, capital expenditures, and investment policies of employee benefit plans. The committee met four times during the last fiscal year.

Audit Committee  The company has an Audit Committee comprised of Dr. E. David Crockett, Ruth A. Reister, and Thomas C. Pratt. Each of these individuals qualifies as an “independent director” under the current listing standards of the National Association of Securities Dealers. The Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the scope of their audits, their reports, and any recommendations made by them. The committee also reviews the activities of the company’s internal auditors and approves EVA‚ performance results. The committee met five times during the last fiscal year.

On July 15, 2002, the committee submitted to the Board the following report:

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors oversees the company’s financial reporting process on behalf of the Board of Directors. It meets with management and the company’s independent public accountants throughout the year and reports the results of its activities to the Board of Directors. In this connection, the Audit Committee has done the following:

  Reviewed and discussed the audited financial statements for the fiscal year ended June 1, 2002 with the company’s management;
  Discussed with Ernst & Young, the company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants; and
  Received written disclosure regarding independence from Ernst & Young as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended June 1, 2002.

Dr. E. David Crockett (chair) Ruth A. Reister Thomas C. Pratt

COMPENSATION OF BOARD MEMBERS AND NON-EMPLOYEE OFFICERS

Directors Compensation
The company pays an annual retainer to non-employee directors in the amount of $100,000. In addition, a retainer fee in the amount of $5,000, is approved annually by the Board to the chairpersons of Board committees. The annual retainer and chairperson fee (if appropriate) is payable by one or more of the following means, each in increments of 25 percent and as selected by each director: (i) in cash; (ii) in shares of company stock valued as of November 15 or January 15 of each year; (iii) credit under the Director Deferred Compensation Plan described below, with company common stock units valued as of November 15 of each year; or (iv) stock options valued as of November 15 of each year under the Black-Scholes Valuation Model.
For fiscal 2002, three directors elected to receive 100 percent of their retainer in the form of stock options, two directors elected to receive 100 percent of their retainer in the form of deferred compensation, one director elected to receive 50 percent of the retainer in cash and 50 percent in the form of deferred compensation, and two directors elected to receive 50 percent of the retainer in cash and 50 percent in stock options.

Stock Ownership Guidelines
Director Stock Ownership Guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000 each director is expected to reach a minimum level of share ownership which has a value equivalent to three times the annual retainer fee of $100,0000, or a minimum total ownership valued at $300,000 over a five year period.

Stock Compensation Plan
The company has in effect a stock compensation plan, approved and adopted by its shareholders, under which officers and directors who are not employees of the company or its subsidiaries are granted options to purchase shares of the company’s common stock. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of the company’s common stock already owned by the optionee, or a combination of shares and cash. This Plan also provides for the grant of reload options which allows optionees to purchase shares equal to the number of shares of common stock delivered in payment of the exercise price (and any corresponding tax liability). A reload option contains the same terms as the original option except that the exercise price is required to equal the fair market value of the company’s common stock at the date of grant of the reload option.

Deferred Compensation Plan
The company has in effect a Non-employee Officer and Director Deferred Compensation Stock Purchase Plan. The plan permits participants to defer receipt of all or a portion of the total annual Board fee and committee chair fees to his or her account under the plan expressed in stock unit’s equivalent to shares of the company’s common stock.

EXECUTIVE COMPENSATION COMMITTEE REPORT

General
The Executive Compensation Committee of the Board of Directors is comprised of three independent directors. The committee provides an ongoing review of the executive compensation program to ensure that it is structured and administered to support the company’s mission and strategy. The committee is responsible for recommendations to the full Board for several aspects of executive compensation, including the annual remuneration of the company’s Chief Executive Officer, which includes base salary, incentive pay, and equity-based compensation. In addition, the committee also establishes the performance objectives for the annual executive incentive plan which covers the Chief Executive Officer, corporate officers, vice presidents, and directors at each of the company’s business units. The company’s Chief Executive Officer establishes the base salary of the company’s other executives.

Compensation Philosophy
The company’s compensation philosophy, as formulated by the Executive Compensation Committee and endorsed by the Board of Directors, is designed to engender and preserve a sense of fairness and equity among employees, shareholders and customers. Consistent with this philosophy, a key objective of the committee is to ensure the design of the Executive Compensation program will achieve the following objectives:

  Link a material portion of annual compensation directly to operating performance
  Promote achievement of long-term strategic goals and objectives
  Align the interests of executives with the long-term interests of its shareholders
  Attract, motivate, and retain executives of outstanding ability

The committee believes that the equity-based and incentive compensation plans described below are aligned with this philosophy.

EVA-Based Incentive Compensation  Beginning in fiscal 1997, the incentive compensation plans of corporate officers, vice presidents, and directors at each of the company’s business units were linked to the EVA® concept. Under the terms of the EVA performance system, focus is shifted from budget performance to long-term continuous improvements in shareholder value. At the 1998 Annual Meeting, the company’s shareholders approved the company’s Incentive Cash Bonus Plan, which utilizes an EVA performance measurement system to determine the amount of annual cash bonus compensation.
        The committee believes that the utilization of the EVA measurement system, with its focus on maximizing the company's return on capital investments relative to its cost of capital, is a more effective means of evaluating and rewarding management performance.

Executive Stock Ownership Requirements  The Board of Directors believes that significant stock ownership by management is of critical importance to the ongoing success of the company, since it closely links the interests of management and company shareholders. To emphasize this, the Board adopted stock ownership requirements for approximately 137 executives, including all officers. Under these requirements, the CEO must own shares of company stock with an aggregate value of at least twelve (12) times base salary. The other executives must own shares with an aggregate value of between one (1) and ten (10) times their respective base salaries. All participants must achieve their ownership requirement over a five-to-ten year period. The executive’s responsibility level and corresponding management position within the company determines the level of ownership and attainment period. Ownership for the purposes of the guidelines is defined to include shares owned by the executives, as well as shares held in profit sharing, 401(k) and deferred accounts for his or her benefit. Unexercised stock options are not included in the calculation of an executive’s total ownership.

Equity-Based Compensation  The company has several equity-based compensation plans that serve as tools to assist executives in attaining their required levels of ownership. These plans include (i) the 1994 Long-Term Incentive Plan, under which stock options, restricted stock, reload options and other equity instruments may be granted, and (ii) the 1994 Key Executive Stock Purchase Assistance Plan, which authorizes the Executive Compensation Committee to extend loans to selected executives to acquire shares of company stock. Under the latter plan, executives can earn repayment of a portion of the principal and interest due on these loans, provided that certain corporate performance goals are attained. The company’s shareholders have previously approved both of these plans. The 1994 Key Executive Stock Purchase Assistance Plan will be administered in a manner that will comply with the restrictions on personal loans included in the Sarbanes-Oxley Act of 2002, which became effective on July 30, 2002.
        In addition to these plans, the company has a Key Executive Deferred Compensation Plan whereby executives can elect to defer a portion of the EVA cash bonus and have it denominated in company stock. The company in the past has provided an incentive in the form of a premium denominated in Herman Miller, Inc., common shares equal to 30 percent of the amount deferred up to a maximum of 50 percent of the EVA cash bonus deferred. The committee believes that this program provides an additional opportunity and incentive for the key executives to increase their ownership level in the company. During fiscal 2002 no shares were acquired through the Deferred Compensation Plan as no EVA cash bonuses were paid.
        An executive's level of participation in each of these plans is directly related to the level of his or her ownership requirements. These plans have been designed and are intended to be used by executives to attain their required ownership levels and to build additional ownership. Failure by an executive to use the plans as tools to build their stock ownership may result in his or her reduced participation or withdrawal from further participation in the plans.

Company Performance and Executive Compensation
Annual executive compensation consists of a base salary, an annual bonus opportunity under an EVA incentive plan, and stock options. The committee, in specific circumstances, may provide other forms of equity-based compensation as previously described.

Base Salary  The salaries of the company’s Chief Executive Officer and other executive officers are established on a performance-based evaluation system. Each executive officer’s performance, except that of the Chief Executive Officer, is evaluated by his or her superior and reviewed by the Executive Compensation Committee. This evaluation considers the employee’s overall performance relative to the achievement of corporate objectives, as well as individual contributions and achievements. The committee applies this same evaluation to the company’s Chief Executive Officer. In addition, recognized salary surveys for executive officers are regularly utilized to insure the company provides competitive market wages.

Annual Bonuses The company's EVA measurement system provides the basis for determining performance-based bonus compensation.

Stock Options  The Executive Compensation Committee also authorizes the grant of stock options to employees of the company, including executive officers. Beginning in fiscal 1998, the committee adopted a practice of linking the option grants to the results under the EVA program. Under this practice the committee approves target option grants at the start of a fiscal year. These target option grants at the end of the fiscal year are then multiplied by the same bonus multiple that is applied to the target cash bonus in order to determine the actual number of options granted. However, executives are limited by an upside potential of either one and one-half or two times the target option grant and on the downside by one half or zero of the target option grant.

Fiscal 2002 Adjustments to Executive Compensation Plans
The sustained economic contraction led to recession-like conditions in the office furniture industry during the company’s fiscal 2002. Over this period industry revenues contracted 25 percent, the largest decline on record, accounting for the significant deterioration in the company’s financial performance from fiscal 2001.
        During fiscal 2002 the management team responded to this new business reality by making substantial changes to simplify the company's business model, increase the variability of its cost structure, and significantly lower its breakeven point. Although they were not fully reflected in the company's fiscal 2002 financial performance, these actions have positioned the company to achieve substantial financial benefits as sales improve.

        This situation presented a significant challenge to the Executive Compensation Committee as it addressed executive compensation within the context of its compensation philosophy.
        Fiscal 2002 results led to a reduction in EVA of $71 million. Under the EVA formula as defined in the Incentive Cash Bonus Plan for fiscal year 2002, this resulted in substantial negative earned incentives for each executive. These negative earnings would be banked and carried forward as an offset against future earned incentives. The committee recognizes that the offset could have a significant detrimental impact on the company's ability to retain key executives. However, the committee also believes this must be balanced with the interests of the shareholders, who also endured the substantial decline in EVA, and the corresponding decline in the company's market value.
        Therefore, after careful consideration and deliberation, the Executive Compensation Committee adopted changes to the following elements of the Executive Compensation plans.

Annual Incentive Cash Bonus Plan  The attainment of an executive’s annual targeted incentive cash bonus is a key component required to achieve a competitive market wage. Under the Incentive Cash Bonus Plan, no incentive cash bonuses were earned during the fiscal year and no incentive cash bonuses were paid.
        The Executive Compensation Committee, in order to motivate and retain employees, has adopted, for fiscal 2003, a substitute incentive bonus plan. This Plan, which eliminates the negative banks, includes an EVA component, which will receive a 75 percent weighting, and a sales improvement factor, which will be weighted at 25 percent.
        To achieve a target bonus, the company must achieve a breakeven EVA performance after the cost of the incentive. This represents a $71 million post-bonus EVA improvement over fiscal 2002. This improvement compares to a $3.2 million EVA improvement formerly required to earn the target bonus. Because the committee believes it is critical to drive top line growth, a 5.5 percent sales improvement will also be required to achieve the target bonus.
        In addition, for an executive to receive twice his or her target bonus, the company must achieve a post-bonus EVA total of $93 million and an additional 38 percent growth in revenue. This ensures shareholders receive the substantial portion of EVA improvement once the company achieves its breakeven level EVA and target bonuses are earned.
        The foregoing changes adopted for fiscal 2003 by the Executive Compensation Committee are to be applied for a 1-year period. During fiscal 2003 the committee will review the executive incentive plan and make recommendations, that will pertain to subsequent years.

Equity-Based Compensation Plans
Annual Stock Option Grants  In recognition of the substantial efforts of the management team to restructure the business and adjust the company’s business model and as a retention device and to better align the interests of management with shareholders, the committee approved the acceleration of on-target stock option grants to executives. Executives were awarded their on-target option grants for fiscal 2002 and fiscal 2003 on April 23, 2002, at a strike price of $25, the closing market price on that date. There will be no annual option grants in fiscal 2004 to individuals who receive the accelerated grants. The committee believes this will provide significant incentive for executives to sustain lower operating cost levels while driving top line improvement and resulting shareholder value.

Fiscal 2002 Incentive Surrender Program  To further link the interests of its key executives to those of the shareholders, the committee approved a program that enabled executives to acquire additional stock options. Under this plan executives have elected to surrender some, or all, of their on-target bonus, in increments of 25 percent for fiscal years 2003 and 2004, in exchange for stock options. Additionally, the Chief Executive Officer elected to surrender 20 percent of his base compensation for the next two fiscal years in exchange for stock options. All these options were issued on May 21, 2002, at a strike price of $23.80, the closing market price on that date. The surrender value of the stock options was determined using a Black-Scholes pricing model. The options vest over two years and have a 5-year term. For each option the executive received an additional identical option. The program was well received with executives exchanging approximately 66 percent or $7.765 million of their next two years’ target bonus for 1,812,593 options. This is reflected in the following schedule.

--------------------------------------------------------------------------------------------------------
Table of Surrendered Compensation for Options

-------------------------- ---------- -------------- --------------- ----------- ----------- -----------
Executive                  Type of    Percentage     Surrendered     Acquired    Company     Total
                           Pay        surrendered    Compensation    Options     Matched
                                                                                 Options
-------------------------- ---------- -------------- --------------- ----------- ----------- -----------
Michael A. Volkema         Bonus      100%           $1,000,000      116,713     116,713     233,427
-------------------------- ---------- -------------- --------------- ----------- ----------- -----------
                           Base       20%            $200,000        23,343      23,343      46,685
-------------------------- ---------- -------------- --------------- ----------- ----------- -----------
Brian C. Walker            Bonus      25%            $150,000        17,507      17,507      35,014
-------------------------- ---------- -------------- --------------- ----------- ----------- -----------
Elizabeth A. Nickels       Bonus      50%            $165,000        19,258      19,258      38,515
-------------------------- ---------- -------------- --------------- ----------- ----------- -----------
Gary W. Van Spronsen       Bonus      100%           $270,000        31,513      31,513      63,025
-------------------------- ---------- -------------- --------------- ----------- ----------- -----------
Gary S. Miller             Bonus      0%             -               -           -           -
-------------------------- ---------- -------------- --------------- ----------- ----------- -----------

-------------------------- ---------- -------------- --------------- ----------- ----------- -----------
Other Executives           Bonus      66%            $6,180,116      721,305     721,305     1,442,610
-------------------------- ---------- -------------- --------------- ----------- ----------- -----------

-------------------------- ---------- -------------- --------------- ----------- ----------- -----------
Total Program                                        $7,965,116      929,639     929,639     1,859,278
-------------------------- ---------- -------------- --------------- ----------- ----------- -----------

1994 Key Executive Stock Purchase Assistance Plan  This plan was provided to assist executives in attaining their stock ownership requirements. Under the terms of this plan, loans are made to key executives for the purpose of purchasing company stock. All loans are full recourse loans. Each loan is evidenced by a promissory note from the participating executive and is secured by all or a portion of the shares purchased with the loan proceeds. Each year, executives can earn the repayment of a portion of the principal and interest due on these loans, provided that certain corporate performance goals are attained. In fiscal 2002 these goals were not attained resulting in payment obligations for current plan participants. However, for payments due for fiscal 2002 the Executive Compensation Committee agreed to allow the participants to defer payments to a future date without extending the loan’s maturity. During the course of the loan, the plan prohibits participants from earning repayment of more than 80 percent of the original principal amount of any loan to him or her, plus interest accrued on the loan, prior to the maturity of the loan.         In total, principal payments of $183,366 and interest payments of $103,628 were deferred for four executives. There are loans outstanding to these executives totaling $1.48 million. No new loans were made under the plan in the past two fiscal years, and the committee will not permit any new loans to be made going forward.
        In summary, the committee believes that the actions it has taken to address executive compensation for fiscal 2002 and the changes it has approved for fiscal 2003 fairly balance its objective of providing an executive compensation package that will motivate and retain its key executives while providing fair returns to shareholders.

Change In Control Employment Agreements
The Board of Directors has authorized the Chairman of the Board to offer to certain officers severance agreements which ensure the employee’s continued employment following a “change in control” on a basis equivalent to that which existed immediately prior to such change in control, including position, duties, compensation and benefits. The agreements specify certain payments upon termination of employment or a change in the basis of employment. The company currently has agreements with seven executive officers and key employees. Under the agreements, if during the employment term and within two years after a change in control the executive terminates for other than for “good reason,” the executive is entitled to a lump sum severance payment. In the case of the CEO this payment includes an amount equal to the greater of three times the base salary and target EVA bonus or three times the base salary and average bonus for the last three fiscal years and a “gross-up” amount which will in general effectively reimburse the CEO for any amounts paid under Federal excise tax.

Compensation of the Chief Executive Officer
During fiscal 2002, Mr. Michael A. Volkema, the company’s Chief Executive Officer, was paid a base salary of $500,000. No cash bonus was earned, representing a total cash compensation of $500,000. In 2002, Mr. Volkema was awarded 56,000 options under the accelerated stock option grant program approved by the Executive Compensation Committee for fiscal 2003 and 2004.

In addition, Mr. Volkema acquired 280,112 options through surrender of his target incentive and 20 percent of his base salary for fiscal 2003 and 2004. In June 2001, to better match Mr. Volkema’s overall compensation package to competitive market data and to encourage Mr. Volkema to remain with the company, the committee awarded Mr. Volkema a long-term incentive grant of 100,000 shares vesting equally over the subsequent five years. The committee believes that the significant ownership position created by these actions will continue the close alignment of Mr. Volkema’s interests with those of the shareholders.

Deductibility of Compensation
The income tax laws of the United States limit the amount the company may deduct for compensation paid to the company’s CEO and the other four most highly paid executives. Certain compensation that qualifies as “performance-based” under IRS guidelines is not subject to this limit. Stock options granted under the company’s Long-Term Incentive Plan, as well as compensation earned under the company’s 1994 Key Executive Stock Purchase Assistance Plan and the company’s Incentive Cash Bonus Plan, are designed to qualify as performance-based compensation, thereby permitting the company to deduct the related expenses. All compensation paid during fiscal 2002 meets the requirements for deductibility.

J. Harold Chandler (chair) Mary V. Andringa David O. Ulrich

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation received by the Named Executives for each of the three fiscal years ended June 1, 2002, June 2, 2001, and June 3, 2000.

 Name and Principal                Annual
 Position                  Year    Compensation            Long Term Compensation                 All Other
                                   ---------------------------------------------------------------
                                   Salary(1)  Bonus(2)     Awards                    Payouts      Compensation(5)
                                   ($)        ($)          ---------------------------------------($)
                                                           Restricted   Securities   LTIP
                                                           Stock Awards Underlying   Payouts(4)
                                                           ($)          Options/SARs ($)
                                                                        (#)(3)
 --------------------------------------------------------------------------------------------------------------
 Michael A. Volkema,       2002    500,000    --           2,682,000(7) 364,009      --               5,263
 President and             2001    500,000    277,481      --            79,492      --               8,356
 Chief Executive Officer   2000    509,615    387,132      --            19,600       14,620          8,374
 --------------------------------------------------------------------------------------------------------------
 Brian C. Walker,          2002    375,000    --           485,500(8)    75,014      --               4,831
 Executive Vice            2001    379,904    150,606      784,760(9)    31,820       24,762          9,045
 President,                2000    290,384    157,718      --             9,800       74,848          8,474
 President, North
 America
 --------------------------------------------------------------------------------------------------------------
 Elizabeth A. Nickels,     2002    275,000    --           485,500(8)    70,569      --               4,996
 Executive Vice President  2001    279,904    22,399       251,000(10)    6,195       16,819         10,200
 and                       2000    89,000     245,901(11)  183,326(12)   50,800      --               4,550
 Chief Financial
 Officer(6)
 --------------------------------------------------------------------------------------------------------------
 Gary W. Van Spronsen,     2002    225,000    --           291,300(8)    98,204      --               5,208
 Executive Vice President  2001    225,000    70,606       --            55,060       35,831          9,309
 and                       2000    208,942    89,169       --            27,011      170,155         10,469
 Chief Information
 Officer
 --------------------------------------------------------------------------------------------------------------
 Gary S. Miller,           2002    220,000    --           --            28,000      --               7,294
 Executive Vice President  2001    220,000    164,073      236,252(13)    3,080          784         12,138
 Chief Development         2000    202,981    214,159      --             9,800        2,494          6,971
 Officer
 --------------------------------------------------------------------------------------------------------------

(1)        Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code. Includes 53 weeks of compensation for 2000 and 52 weeks for 2001 and 2002, consistent with the company’s fiscal year.
(2)        Represents amounts paid under the company’s Earned Share Bonus Plan and Executive Incentive Plan. It excludes amounts deferred at the election of the Named Executives and payable in shares of the company’s common stock under the Key Executive Deferred Compensation Plan.
(3)        The options reflected as being granted in fiscal 2000 and 2001, for that year’s performance, were actually issued in the subsequent fiscal year.
(4)        Represents amounts earned under the company’s Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder.
(5)        Amounts represent contributions by the company pursuant to the company’s defined contribution retirement plans except for payments of $2,088 each year by the company of premiums for life insurance for the benefit of Mr. Miller.
(6)        Ms. Nickels' employment with the company commenced February 7, 2000.
(7)        This amount represents the value of 100,000 shares of the company’s common stock (based on the closing price on the date of grant of $26.82) granted to Mr. Volkema under the terms of his share grant agreement. The grant vests at an annual rate of 20 percent of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions which lapse as the number of shares becomes vested each year over the vesting period. Dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting will occur in 2006. At June 1, 2002 the value of Mr. Volkema’s 80,000 unvested and restricted shares, based on the closing price of the company’s stock on that date ($23.46 per share), equaled $1,876,800.

(8)        These amounts represent the value of 25,000, 25,000, and 15,000 shares of the company’s common stock (based on the closing prices on the date of grant of $19.42) granted to Mr. Walker, Ms. Nickels and Mr. Van Spronsen respectively under the terms of their share grant agreements. The grants vest at an annual rate of 20 percent of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over the vesting period. Dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting will occur in 2006. At June 1, 2002 the value of the Mr. Walker’s 21,667, Ms. Nickel’s 21,667, and Mr. Van Spronsen’s 13,000 unvested and restricted shares, based on the closing price of the company’s stock on that date ($23.46 per share), equaled $508,308, $508,308,and $304,980 respectively.
(9)        This amount represents the value of 20,000 and 10,000 shares of the company’s common stock (based on the closing prices on the dates of grant of $27.69 and $25.10, respectively) granted to Mr. Walker under the terms of his share grant agreements. He elected to use 45 percent of the 20,000 share grant to pay federal and state taxes, which resulted in a net total receipt of 20,950 shares. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over a five-year period. The minimum annual rate of vesting is 20 percent of the total shares granted during the five years following the date of grant. Dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting would occur not earlier than fiscal 2006. At June 1, 2002, the value of his 14,403 unvested and restricted shares, based on the closing price of the company’s common stock on that date ($23.46 per share), equaled $337,894.
(10)      This amount represents the value of 10,000 shares of the company’s common stock (based on the closing price on the date of grant of $25.10) granted to Ms. Nickels under the terms of her share grant agreement. The grant vests at an annual rate of 20 percent of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions which lapse as the number of shares becomes vested each year over the vesting period. Dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting will occur in 2006. At June 1, 2002, the value of Ms. Nickel’s 7,833 unvested and restricted shares, based on the closing price of the company’s stock on that date ($23.46 per share), equaled $183,762.
(11)      Includes a one time sign-on bonus of $210,000.
(12)      This amount represents the value of 8,333 shares of the company’s common stock (based on the closing price on the date of grant of $22.00) granted to Ms. Nickels under the terms of her share grant agreement. She elected to use 34 percent of this grant to pay federal and state taxes, which resulted in a net total receipt of 5,513 shares. The grant vests at an annual rate of 20 percent of the total shares granted, on the last day of the fiscal year during the five years following the grant date. The shares are subject to forfeiture provisions which lapse as the number of shares becomes vested each year over the vesting period. Dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting will occur in 2004. At June 1, 2002, the value of Ms. Nickel’s 2,205 unvested and restricted shares, based on the closing price of the company’s stock on that date ($23.46 per share), equaled $51,729.
(13)      This amount represents the value of 4,000 and 5,000 shares of the company’s common stock (based on the closing prices on the dates of grant of $27.89 and $25.10, respectively) granted to Mr. Miller under the terms of his share grant agreements. The 4,000 share grant vests 100 percent in 2003. The 5,000 share grant vests at a minimum annual rate of 20 percent of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over the applicable vesting period. Dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting would occur not earlier than fiscal 2006. At June 1, 2002, the value of his 7,917 unvested and restricted shares, based on the closing price of the company’s common stock on that date ($23.46 per share), equaled $185,773.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on options granted to the Named Executives during the year ended June 1, 2002.

 Name                        Number of       Percentage of   Exercise or    Expiration    Grant Date
                             Securities      Total Options   Base Price     Date          Present
                             Underlying      Granted to      (per share)(1)               Value(2)
                             Options         Employees in    ($)                          ($)
                                             Fiscal Year
 -------------------------------------------------------------------------------------------------------
  Michael A. Volkema           6,160(3)      0.21%               24.20      06/29/2011       61,394
                              56,000(4)      1.92%               25.00      04/23/2012      549,091
                              27,897(5)      0.96%               24.55      09/28/2008      267,585
                             280,112(6)      9.61%               23.80      05/21/2007    2,593,613
 -------------------------------------------------------------------------------------------------------
 Brian C. Walker               4,400(3)      0.15%               24.20      06/29/2001       43,853
                              40,000(4)      1.37%               25.00      04/23/2012      392,208
                              35,014(6)      1.20%               23.80      05/21/2007      324,202
 -------------------------------------------------------------------------------------------------------
 Elizabeth A. Nickels          3,080(3)      0.11%               24.20      06/29/2011       30,697
                              28,000(4)      0.96%               25.00      04/23/2012      274,546
                               4,054(5)      0.14%               24.55      02/07/2010       38,886
                              38,515(6)      1.32%               23.80      05/21/2007      356,618
 -------------------------------------------------------------------------------------------------------
 Gary W. Van Spronsen          3,080(3)      0.11%               24.20      06/29/2011       30,697
                              28,000(4)      0.96%               25.00      04/23/2012      274,546
                               7,179(5)      0.25%               24.55      11/25/2008       68,860
                              63,025(6)      2.16%               23.80      05/21/2007      583,561
 -------------------------------------------------------------------------------------------------------
 Gary S. Miller                3,080(3)      0.11%               24.20      06/29/2011       30,697
                              28,000(4)      0.96%               25.00      04/23/2012      274,546
 -------------------------------------------------------------------------------------------------------

(1)        The exercise price equals the prevailing market price of the company’s stock on the date of grant. The exercise price may be paid in cash or by delivery of previously owned shares, or a combination of cash and such shares.
(2)        For the options expiring on May 21, 2007, September 28, 2008, February 7, 2010, June 29, 2011, and April 23, 2012, the values reflect standard application of the Black-Scholes option pricing model based on (a) expected stock price volatility of .4525, .4543, .4543, .4760, and .4543, respectively, (b) risk free rate of return of 4.21 percent, 4.25 percent, 4.25 percent, 4.84 percent, and 4.37 percent, respectively, (c) a cash dividend yield of .5 percent, and (d) an expected time of four years to exercise. The actual value, if any, of the options granted is dependent upon the market values of the company’s common stock subsequent to the date the options become exercisable.
(3)        Indicates number of shares that may be purchased pursuant to options granted under the company’s 1994 Long-Term Incentive Plan. The company granted options on June 29, 2001, and March 25, 2002, totaling 192,155 and 2,500 shares, respectively, to eligible employees to the company and its subsidiaries. In general, options may not be exercised in full or in part prior to the expiration of one year from the date of grant.
(4)        Reflects the number of shares that may be purchased pursuant to the acceleration of on-target stock option grants to executives. Executives were awarded their on-target option grants for fiscal 2002 and fiscal 2003 on April 23, 2002, totaling 808,724 shares. These options vest 50 percent per year over a two-year period. There will be no annual option grants in fiscal 2004 to individuals who receive the accelerated grants.
(5)        Reflects options granted pursuant to stock option reload rights contained in certain option agreements. The rights permit employees to receive new options if an employee exercises options by trading in shares. The employees received new options equal to the shares that were traded in. The reload options retain the expiration date of the original option, but the exercise price equals the fair market value of the company’s stock on the date of grant of the reload option. Reload options were granted on October 25, 2001, and April 25, 2002, totaling 4,653 and 46,687, respectively.
(6)        Reflects the number of shares that may be purchased under a program in which executives elected to surrender some, or all, of their on-target bonus, in increments of 25 percent for fiscal years 2003 and 2004, in exchange for stock options. Additionally, the Chief Executive Officer elected to surrender 20 percent of his base compensation for the next two fiscal years in exchange for stock options. These options, totaling 1,859,277 were issued on May 21, 2002. These options vest 50 percent over a two-year period and expire five years after the date of grant.

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2002 AND YEAR END OPTION VALUES

The following table provides information on the exercise of stock options during fiscal 2002 by the Named Executives and the number and value of unexercised options at June 1, 2002.

 Name                     Shares      Value        Number of Securities            Value of Unexercised
                          Acquired    Realized(1)  Underlying Unexercised          In the Money Options
                          on          ($)          Options at June 2, 2001         at June 2, 2001(2) ($)
                                                   -----------------------------------------------------------------
                          Exercise                 Exercisable   Unexercisable     Exercisable   Unexercisable
 -------------------------------------------------------------------------------------------------------------------
 Michael A. Volkema       30,000      75,600           320,206       520,169                --       219,000
 Brian C. Walker          --          --               174,717       135,664            18,000        54,000
 Elizabeth A. Nickels     4,297       10,957            17,773       111,149             7,092        54,750
 Gary W. VanSpronsen      7,500       15,375           112,021       158,784          149, 712        36,000
 Gary S. Miller           --          --               263,256        68,580         2,391,641        36,000

 -------------------------------------------------------------------------------------------------------------------

(1)        Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.
(2)        Values are based on the difference between the closing price of the company's common stock on May 31, 2002, ($23.46) and the exercise prices of the options.

EQUITY COMPENSATION PLAN INFORMATION
As noted in the Executive Compensation Committee Report, the company maintains certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. In addition, the company maintains the Non-employee Officer and Director Stock Option Plan, Employee Stock Option Plan, 2000 Employee Stock Option Plan, Employees’ Stock Purchase Plan, and various employee ownership and profit sharing plans under which common stock is authorized for issuance to employees and directors in exchange for services.
        The 2000 Employee Stock Option Plan is the company's only equity compensation plan under which common stock is authorized for issuance that has not been approved by the company's shareholders. Under the 2000 Employee Stock Option Plan, each employee of the company, or any U.S. or Canadian subsidiary, and certain foreign subsidiaries, whether full-time or part-time, who was not eligible to participate in the 1994 Long-Term Incentive Plan, received a one time, nontransferable grant of a nonqualified stock option to purchase 100 shares of the company's common stock, at fair market value of the shares on the grant date. The options were not exercisable until after one year of continuous employment from the grant date and remain exercisable until the earlier of ten years after the grant date or three months after termination of employment (other than termination an account of retirement, disability or death, which events allow for a longer exercise period). The Board is sensitive to dilution of shareholder interests resulting from the granting of stock options and therefore has allocated the options granted under this plan against the authorized shares available under the 1994 Long-Term Incentive Plan.
        The following table sets forth certain information regarding the above referenced equity compensation plans as of June 1, 2002, but does not give effect to the Proposed Amendment to the Company's 1994 Long-Term Incentive Plan as previously described.

================================== =========================== =========================== ===========================
Plan category                      Number of securities to     Weighted-average exercise   Number of securities
                                   be issued upon exercise     price of                    remaining available for
                                   of outstanding options,     outstanding options,         future insurance under
                                   warrants and rights (1)     warrants and rights         equity compensation
                                                                                            plans (excluding
                                                                                           securities reflected in
                                                                                           column (a))
================================== =========================== =========================== ===========================
                                   (a)                         (b)                         (c)
================================== =========================== =========================== ===========================
Equity compensation plans                    7,421,737                    23.25                     1,210,067
approved by security holders
================================== =========================== =========================== ===========================
Equity compensation plans not                  597,800                    27.25                            --
approved by security holders
================================== =========================== =========================== ===========================
Total                                        8,019,537                    23.55                     1,210,067
================================== =========================== =========================== ===========================

(1)        The Company had not granted warrants or rights applicable to this chart.

PENSION PLAN
The company maintains a cash balance retirement income plan under which the company credits the account of each eligible participant each quarter with an amount equal to 4 percent of the participant's compensation for the quarter, subject to a maximum annual compensation of $200,000. Each quarter a participant's cash balance is credited with interest at the 30 year U.S. Treasury security rate, established as of the month of April preceding each plan year, on the previous quarter-end balance. Upon retirement and subject to completion of at least five years of service, participants may be paid the cash balance in a lump sum or in monthly payments for the remaining life of the participant. Under current tax law, annual benefits payable at retirement may not exceed $160,000.

OTHER ARRANGEMENTS
The company maintains a Salary Continuation Plan, which provides that an officer's base salary (as shown in the "Salary" column of the Summary Compensation Table) will be continued for twelve months after termination of the officer's employment. Under this plan, benefits terminate if the officer performs services for a competitor of the company and benefits are offset for any noncompetitor payments for services. No benefits are payable under the plan if an officer dies, retires, voluntarily terminates employment, or is terminated for malfeasance.

SHAREHOLDER RETURN PERFORMANCE GRAPH
Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the company's common stock with that of the cumulative total return of the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index for the five-year period ended June 1, 2002. The following information is based on an annual investment of $100, on June 1, 1997, in the company's common stock, the Standard & Poor's 500 Stock Index, and the NASD Non-Financial Index, with dividends reinvested.

	1997	1998	1999	2000	2001	2002
Herman Miller, Inc. S&P 500 Index NASD Non-Financial	$100 $100 $100	$156 $131 $124	$114 $158 $180	$169 $175 $259	$154 $152 $152	$135 $131 $111

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Pursuant to Section 16 of the Securities Exchange Act of 1934, the company’s directors and officers, as well as any person holding more than 10 percent of its common stock, are required to report initial statements of ownership of the company’s securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were filed by such persons during the last fiscal year.

SHAREHOLDER PROPOSALS—2003 ANNUAL MEETING
Any shareholder proposal intended to be presented at the next annual meeting of the company must be received by the company at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, not later than May 1, 2003, if the shareholder wishes the proposal to be included in the company’s proxy materials relating to the meeting.
        In addition, the company's Bylaws contain certain notice and procedural requirements applicable to director nominations and shareholder proposals, irrespective of whether the proposal is to be included in the company's proxy materials. A copy of the company's Bylaws has been filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the company.

MISCELLANEOUS
If any matters, other than the matters set forth herein, properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares thereby represented in accordance with their judgment.
        The cost of the solicitation of proxies will be borne by the company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by a few regular employees of the company without additional compensation. The company may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.
        The Report to Shareholders of the company for the fiscal year ended June 1, 2002, including financial statements, is being mailed to shareholders with this Proxy Statement. A copy of the Company's Report on Form 10-K filed with the Securities and Exchange Commission is available, without charge, upon written request from the Secretary of the Company, 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49404-0302.
        Shareholders are urged to date and sign the enclosed proxy and return it promptly to the company in the enclosed envelope.
        Questions related to your holdings can be directed as follows:
        EquiServeTrust Company, N.A., PO Box 43069, Providence, RI 02940-3069
        Phone: 1 800 446 2617 Inside the United States
        Phone: 1 781 575 2723 Outside the United States
        http://www.equiserve.com

By Order of the Board of Directors
Daniel C. Molhoek, Secretary of the Board August 29, 2002